Exhibit 99.1

FOR IMMEDIATE RELEASE

Willbros Reports Second Quarter of 2015 Results

•	Total Liquidity at June 30, 2015 is $94.0 million

•	Company anticipates signed sales agreement for Professional Services segment by end of September

•	Twelve month backlog increases to $586.3 million from $577.2 million, adjusted for subsidiary sales, at March 31, total remains at $1.1 billion

•	Company to host conference call at 9:00 AM Central Time, August 7, 2015

HOUSTON, TX, AUGUST 6, 2015 — Willbros Group, Inc. (NYSE: WG) today announced results for the second quarter of 2015. The Company reported a net loss in the second quarter of 2015 of $18.9 million, or $0.32 per share, on revenue of $286.9 million, compared to a net loss of $15.5 million, or $0.32 per share, on revenue of $539.8 million in the second quarter of 2014. Operating loss in the second quarter of 2015 was $12.3 million compared to operating income of $6.6 million in the second quarter of 2014. The Company’s second quarter of 2015 operating results include a $2.2 million loss on the sale of its Downstream Professional Services subsidiary and $4.7 million in other charges primarily related to equipment and facility lease abandonment charges and employee severance expenses. Operating loss before these special items(3) was $5.4 million in the second quarter of 2015, which was a $14.0 million improvement from the Company’s operating loss, before special items, of $19.4 million in the first quarter of 2015. (Operating loss before special items is a non-GAAP measure. A related reconciliation of this non-GAAP measure is included in the accompanying schedule.)

John T. McNabb, II, Chairman and Chief Executive Officer, commented, “Our second quarter operating results, adjusted for special items, improved substantially from our first quarter operating results, adjusted for special items, as we expected. These improvements are driven by G&A cost reductions and positive operating results in our Canada, Professional Services and Utility T&D segments.

“Our Utility T&D segment benefited from better construction weather in the South, and, paradoxically, from storm restoration services in certain markets. Canada experienced the usual reduced activity level during Spring break-up, but operated profitably and positioned itself for higher activity by securing approximately $120.0 million of new contract awards during the quarter. Professional Services improved its performance and continues to see new project opportunities in natural gas transmission and mid-stream projects. Our Oil & Gas segment is continuing to reduce its cost structure to address the revenue anticipated for the third and fourth quarters and is building new backlog.

“Willbros revenue is down significantly year over year as we have shed low margin backlog associated with the regional delivery services and downsized the Company to better align with current market opportunities. Our challenge in the Oil & Gas segment is to rebuild the backlog in that unit, which operated at low revenue levels in the first half of 2015, in order to return the segment to profitability.

1 of 5 CONTACT: Michael W. Collier SVP Investor Relations Marketing & Communications Willbros 713-403-8038

“We have been working to generate positive operating income throughout all segments and continue to focus on strengthening our balance sheet. We have closed another transaction in the planned sale of our Professional Services segment. We have multiple indications of interest in this segment and believe we are on track to have a signed sales agreement by the end of September. We anticipate closing on that sale in the fourth quarter of 2015. We also expect to close in the third quarter on the sale of a discrete asset. After these sales are completed, we expect to use the proceeds to make additional payments against our Term Loan and for working capital purposes. In addition, we are currently working with our lenders to achieve formal approval of these sales, an amendment to our Term Loan allowing the use of a portion of the sales proceeds for working capital, and reduced covenant compliance requirements. Upon completion of these items we expect to have sufficient liquidity and capital resources to meet our obligations for at least the next twelve months.

“We are focusing on building quality backlog, and we are confident that the new backlog we have booked will make positive contributions to our overall results going forward. When I became Executive Chairman eleven months ago, we developed an encompassing list of actions needed to return Willbros to stability, predictability and profitability. Our team has responded to the challenge and made measurable progress to date. Operationally, we have accomplished much of what we set out to do: streamlining our operations, improving project management and controls, making meaningful cost reductions, and now are rebuilding our Oil & Gas segment and improving our balance sheet.”

Backlog (2)

At June 30, 2015, Willbros reported total backlog of approximately $1.1 billion and 12 month backlog of $586.3 million, compared to total backlog of approximately $1.4 billion and 12 month backlog of approximately $739.7 million at December 31, 2014. Revisions to backlog from the sale of assets reduced 12 month backlog by $110.8 million and total backlog by $161.1 million from December 31, 2014. Twelve month backlog was up from $577.2 million, adjusted for subsidiary sales, at March 31, 2015.

Segment Operating Results

Oil & Gas

For the second quarter of 2015, the Oil & Gas segment reported an operating loss of $15.8 million on revenue of $61.8 million compared to an operating loss of $22.6 million on revenue of $234.0 million in the second quarter of 2014. The reduction in operating loss was primarily related to the fact that the losses from a significant pipeline construction project in the second quarter of 2014 did not reoccur in the second quarter of 2015 and was partially offset by lower volumes of work and adverse weather, as well as trailing costs associated with the exit from the regional delivery services and losses on certain projects. Oil & Gas operating results included $2.7 million of other charges discussed above.

2 of 5 CONTACT: Michael W. Collier SVP Investor Relations Marketing & Communications Willbros 713-403-8038

Utility T&D

For the second quarter of 2015, the Utility T&D segment reported operating income of $4.7 million on revenue of $106.4 million compared to operating income of $7.4 million on revenue of $93.9 million in the second quarter of 2014. The segment performed comparably to 2014 at the business unit level. The operating income of $4.7 million is attributed to stronger performance in the distribution units, both East and West, and the segment also benefited from storm restoration services which slightly offset the impacts of regional storms. The decrease in operating income from the comparable quarter in 2014 is attributable to a worker’s compensation refund in 2014 and higher G&A cost allocated to the segment as a result of the restructuring that the Company has realized in 2015. Adverse weather also moved certain revenue opportunities into the second half of 2015.

Canada

For the second quarter of 2015, the Canada segment reported operating income of $0.4 million on revenue of $50.6 million, compared to operating income of $11.5 million on revenue of $95.3 million in 2014. The decrease in revenue from 2014 is attributed to the completion of a significant capital project in 2014, fewer capital projects and a contraction in the level of construction and maintenance activities by customers in response to low oil prices. Operating income decreased as a result of the lower volume of work and cost abatement actions by customers. The segment increased total backlog by $44.7 million from year-end as contracts for funded development projects continue to be awarded.

Professional Services

The Professional Services segment reported operating income of $0.6 million on revenue of $70.7 million in the second quarter of 2015 compared to operating income of $10.3 million on revenue of $118.7 million in the second quarter of 2014. This decrease was primarily due to the first quarter of 2015 sale of the UtilX and Premier subsidiaries in this segment which generated $42.7 million in revenue and $6.3 million in operating income, exclusive of allocated segment and corporate G&A costs in the second quarter of 2014, as well as the second quarter of 2015 sale of the Downstream Professional Services subsidiary, whose revenue and operating income decreased $9.5 million and $1.1 million, respectively. Operating results in the Professional Services segment included other charges of $1.5 million.

Outlook

Going forward, with the completion of the planned sale of the Professional Services segment, Willbros expects to be a smaller and more responsive infrastructure construction provider with presence in the North American markets for oil sands, pipelines and facilities, and electric utility construction and maintenance. Willbros believes the planned sale of the Professional Services segment will result in reduced debt, stronger alignment of its earnings power with its desired debt to EBITDA ratio, more financial flexibility and increased customer confidence.

3 of 5 CONTACT: Michael W. Collier SVP Investor Relations Marketing & Communications Willbros 713-403-8038

Liquidity

Total liquidity (defined as cash and cash equivalents plus revolver availability) was $94.0 million at June 30, 2015. The Company had $68.2 million of cash and cash equivalents. There were no revolver borrowings. The Company’s primary sources of capital are its cash on hand, proceeds from asset sales, operating cash flows and borrowings under its revolver. Since the beginning of the year, we have paid down $78.3 million of Term Loan debt with proceeds from asset sales.

Guidance

Van Welch, Willbros Chief Financial Officer, discussed guidance, “For 2015 we now expect annual revenue to range from $1.2 billion to $1.3 billion. On a pro forma basis, after we have completed the anticipated asset sales and the entire Professional Services segment is reported in discontinued operations, we would expect to report 2015 revenue of approximately $1.0 billion from continuing operations. The revenue decline from 2014 is due to asset sales and the smaller footprint of our Oil & Gas segment as we reshape its service offering and rebuild backlog. We will continue to focus on improving our balance sheet and strengthening operating results across all of Willbros. We expect to enter 2016 with a business model which can operate profitably in the attractive infrastructure markets we see ahead.”

Conference Call

In conjunction with this release, Willbros has scheduled a conference call, which will be broadcast live over the Internet, on Friday, August 7, 2015 at 10:00 a.m. Eastern Time (9:00 a.m. Central Time).

What:	Willbros Second Quarter 2015 Earnings Conference Call
When:	Friday, August 7, 2015 – 10:00 a.m. Eastern Time
How:	Live via phone - By dialing 877-404-9648 or 412-902-0030 a few minutes prior to the start time and asking for the Willbros’ call. Or live over the Internet by logging on to the web address below.
Where:	http://www.willbros.com. The webcast can be accessed from the investor relations home page.

For those who cannot listen to the live call, a replay will be available through August 14, 2015 and may be accessed by calling 877-660-6853 or 201-612-7415 using pass code 13608887#. Also, an archive of the webcast will be available shortly after the call on www.willbros.com.

Willbros is a specialty energy infrastructure contractor serving the oil, gas, refining, petrochemical and power industries. Our offerings include engineering, procurement and construction (either individually or as an integrated EPC service offering), maintenance, facilities development and operations services. For more information on Willbros, please visit our web site at www.willbros.com.

4 of 5 CONTACT: Michael W. Collier SVP Investor Relations Marketing & Communications Willbros 713-403-8038

This announcement contains forward-looking statements. All statements, other than statements of historical facts, which address activities, events or developments the Company expects or anticipates will or may occur in the future, are forward-looking statements. A number of risks and uncertainties could cause actual results to differ materially from these statements, including unanticipated accounting or other issues regarding any material weaknesses in internal control over financial reporting; inability of the Company or its independent auditor to confirm relevant information or data; inability to complete the planned sale of the Professional Services segment or other discrete assets; inability to timely collect contractually due receivables; unanticipated issues that prevent or delay the Company’s independent auditor from completing its review of financial statements or that require additional efforts, procedures or review; the untimely filing of financial statements; pending and potential investigations and lawsuits; the identification of one or more issues that require restatement of one or more other prior period financial statements; ability to remain in compliance with, or obtain waivers under, the Company’s existing loan agreements; ability to dispose of businesses and assets in a timely manner at reasonable valuations; the existence of other material weaknesses in internal control over financial reporting; contract and billing disputes; new legislation or regulations detrimental to the economic operation of refining capacity in the United States; availability of quality management; availability and terms of capital; changes in, or the failure to comply with, government regulations; the promulgation, application, and interpretation of environmental laws and regulations; future E&P capital expenditures; oil, gas, gas liquids, and power prices and demand; the amount and location of planned pipelines; poor refinery crack spreads; delay of planned refinery outages and upgrades and development trends of the oil, gas, power, refining and petrochemical industries; as well as other risk factors described from time to time in the Company’s documents and reports filed with the SEC. The Company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

TABLE TO FOLLOW

5 of 5 CONTACT: Michael W. Collier SVP Investor Relations Marketing & Communications Willbros 713-403-8038

WILLBROS GROUP, INC.

(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Income Statement
Contract revenue
Oil & Gas	$61,778	$234,010	$138,218	$411,539
Utility T&D	106,439	93,867	193,425	177,388
Canada	50,645	95,277	137,654	212,356
Professional Services	70,687	118,670	170,828	218,765
Eliminations	(2,626)	(2,034)	(6,270)	(3,720)

	286,923	539,790	633,855	1,016,328

Operating expenses
Oil & Gas	77,529	256,615	164,944	455,156
Utility T&D	101,773	86,482	193,619	169,589
Canada	50,264	83,818	138,788	187,626
Professional Services	70,091	108,349	176,270	206,766
Loss (gain) on sale of subsidiaries	2,177	—	(56,372)	—
Eliminations	(2,626)	(2,034)	(6,270)	(3,720)

	299,208	533,230	610,979	1,015,417

Operating income (loss)
Oil & Gas	(15,751)	(22,605)	(26,726)	(43,617)
Utility T&D	4,666	7,385	(194)	7,799
Canada	381	11,459	(1,134)	24,730
Professional Services	596	10,321	(5,442)	11,999
(Loss) gain on sale of subsidiaries	(2,177)	—	56,372	—

Operating income (loss)	(12,285)	6,560	22,876	911

Non-operating expenses
Interest expense, net	(6,532)	(7,477)	(14,828)	(15,195)
Debt covenant suspension and extinguishment charges	(312)	(948)	(36,181)	(948)
Other, net	(103)	(151)	(213)	(111)

	(6,947)	(8,576)	(51,222)	(16,254)

Loss from continuing operations before income taxes	(19,232)	(2,016)	(28,346)	(15,343)
Provision (benefit) for income taxes	(209)	2,875	108	6,544

Loss from continuing operations	(19,023)	(4,891)	(28,454)	(21,887)
Income (loss) from discontinued operations net of provision for income taxes	137	(10,620)	(256)	(18,614)

Net loss	$(18,886)	$(15,511)	$(28,710)	$(40,501)

Basic loss per share attributable to Company shareholders:
Continuing operations	$(0.32)	$(0.10)	$(0.52)	$(0.45)
Discontinued operations	—	(0.22)	—	(0.38)

	$(0.32)	$(0.32)	$(0.52)	$(0.83)

Diluted loss per share attributable to Company shareholders:
Continuing operations	$(0.32)	$(0.10)	$(0.52)	$(0.45)
Discontinued operations	—	(0.22)	—	(0.38)

	$(0.32)	$(0.32)	$(0.52)	$(0.83)

Cash Flow Data
Continuing operations
Cash provided by (used in)
Operating activities	$18,105	$(47,798)	$14,211	$(48,084)
Investing activities	17,820	22,367	102,373	41,626
Financing activities	(7,843)	3,577	(72,466)	(19,583)
Foreign exchange effects	423	717	(411)	(106)
Discontinued operations	740	(4,466)	1,253	10,811

Other Data (Continuing Operations)
Weighted average shares outstanding
Basic	60,227	49,337	55,052	49,093
Diluted	60,227	49,337	55,052	49,093
Adjusted EBITDA from continuing operations(1)	$867	$16,355	$(8,696)	$21,367
Purchases of property, plant and equipment	—	4,718	1,641	8,353

Reconciliation of Non-GAAP Financial Measures

Adjusted EBITDA from continuing operations (1)
Loss from continuing operations	$(19,023)	$(4,891)	$(28,454)	$(21,887)
Interest expense, net	6,532	7,477	14,828	15,195
Provision (benefit) for income taxes	(209)	2,875	108	6,544
Depreciation and amortization	7,650	9,395	16,269	18,559
Loss on sale of long-lived asset	247	—	2,226	—
Debt covenant suspension and extinguishment charges	312	948	36,181	948
Stock based compensation	1,650	2,030	3,568	4,509
Restructuring and reorganization costs	4,325	—	5,548	220
Accounting and legal fees associated with the restatements	(30)	—	446	—
Loss (gain) on sale of subsidiaries	2,177	—	(56,372)	—
Gain on disposal of property and equipment	(2,764)	(1,479)	(3,044)	(2,721)

Adjusted EBITDA from continuing operations(1)	$867	$16,355	$(8,696)	$21,367

Professional Services contract revenue adjusted for sales of subsidiaries (4)
Contract revenue, as reported	$70,687	$118,670	$170,828	$218,765
Sold subsidiaries contract revenue	11,455	63,657	59,083	117,649

Contract revenue, as adjusted	$59,232	$55,013	$111,745	$101,116

Professional Services operating income (loss) adjusted for sales of subsidiaries (4)
Operating income (loss), as reported	$596	$10,321	$(5,442)	$11,999
Sold subsidiaries operating income (loss), exclusive of allocated segment and corporate general and administrative costs	(179)	7,118	(2,412)	8,119

Operating income (loss), as adjusted	$775	$3,203	$(3,030)	$3,880

	Three Months Ended
	June 30, 2015	March 31, 2015
Operating income (loss) before special items (3)
Operating income (loss), as reported	$(12,285)	$35,161
Loss (gain) on sale of subsidiaries	2,177	(58,549)
Other charges	4,735	3,950

Operating loss before special items	$(5,373)	$(19,438)

	6/30/2015	3/31/2015	12/31/2014
Balance Sheet Data
Cash and cash equivalents	$68,233	$38,988	$23,273
Working capital	171,713	189,246	205,702
Total assets	557,206	613,203	692,207
Total debt	215,115	223,777	289,030
Stockholders’ equity	118,969	134,353	113,825

Backlog Data (2)
Total By Reporting Segment
Oil & Gas	$87,390	$94,903	$109,840
Utility T&D	760,501	795,492	803,392
Canada	233,257	167,904	188,508
Professional Services	60,291	97,536	250,574

Total Backlog	$1,141,439	$1,155,835	$1,352,314

Total Backlog By Geographic Area
United States	$906,512	$985,905	$1,161,543
Canada	233,257	167,904	188,508
Other International	1,670	2,026	2,263

Total Backlog	$1,141,439	$1,155,835	$1,352,314

12 Month Backlog	$586,305	$599,629	$739,674

12 Month Backlog adjusted for sales of subsidiaries
12 Month Backlog, as reported	$586,305	$599,629	$739,674
Sold subsidiaries 12 Month Backlog	—	22,438	110,782

12 Month Backlog, as adjusted	$586,305	$577,191	$628,892

Total Backlog adjusted for sales of subsidiaries
Total Backlog, as reported	$1,141,439	$1,155,835	$1,352,314
Sold subsidiaries Total Backlog	—	22,438	161,114

Total Backlog, as adjusted	$1,141,439	$1,133,397	$1,191,200

(1)	Adjusted EBITDA from continuing operations is defined as income (loss) from continuing operations before interest expense, income tax expense (benefit) and depreciation and amortization, adjusted for items broadly consisting of selected items which management does not consider representative of our ongoing operations and certain non-cash items of the Company. Management uses Adjusted EBITDA from continuing operations as a supplemental performance measure for comparing normalized operating results with corresponding historical periods and with the operational performance of other companies in our industry and for presentations made to analysts, investment banks and other members of the financial community who use this information in order to make investment decisions about us.

Adjusted EBITDA from continuing operations is not a financial measurement recognized under U.S. generally accepted accounting principles, or U.S. GAAP. When analyzing our operating performance, investors should use Adjusted EBITDA from continuing operations in addition to, and not as an alternative for, net income, operating income, or any other performance measure derived in accordance with U.S. GAAP, or as an alternative to cash flow from operating activities as a measure of our liquidity. Because all companies do not use identical calculations, our presentation of Adjusted EBITDA from continuing operations may be different from similarly titled measures of other companies.

(2)	Backlog is anticipated contract revenue from uncompleted portions of existing contracts and contracts whose award is reasonably assured. Master Service Agreement (“MSA”) backlog is estimated for the remaining term of the contract. MSA backlog is determined based on historical trends inherent in the MSAs, factoring in seasonal demand and projecting customer needs based on ongoing communications.
(3)	Operating income (loss) before special items is a non-GAAP financial measure that excludes special items that management believes affect the comparison of results for the periods presented. Management also believes results excluding these items are more comparable to estimates provided by securities analysts and therefore are useful in evaluating operational trends of the Company and its performance relative to other engineering and construction companies.
(4)	Contract revenue and operating income (loss) adjusted for sales of subsidiaries are non-GAAP financial measures that exclude special items that management believes affect the comparison of results for the periods presented. Management also believes results excluding these items are more comparable to estimates provided by securities analysts and therefore are useful in evaluating operational trends of the Company and its performance relative to other engineering and construction companies.